Exhibit 5.1

Our Ref: [—]

  Your Ref: [—]

[—], 2013

Perrigo Company plc

33 Sir John Rogerson’s Quay

Dublin 2

Re:	Perrigo Company Limited (to be converted to Perrigo Company plc)

Dear Sir or Madam

We are acting as Irish counsel for Perrigo Company Limited (the “Company”), a limited liability company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to [—] ordinary shares, par value €0.001 (the “Ordinary Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (such Ordinary Shares to be issued (i) pursuant to a Scheme of Arrangement to be entered into under section 201 of the Companies Act 1963 by Elan Corporation plc and its members (the “Scheme”) and (ii) an agreement between Elan Corporation plc, Perrigo Company, Leopard Company, Habsont Limited and the Company dated 28 July 2013 (the “Agreement”).

In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or Directors of the Company upon which we have relied or will rely upon have been or will be varied, amended or revoked in any respect or have expired or will expire and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the Company will be re-registered as a public limited company.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

1.	The Company has been duly incorporated and is a company existing under the laws of Ireland.

2.	The Ordinary Shares have been duly authorised and when issued in accordance with the terms of the Scheme and the terms of the Agreement will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

3.	Under the laws of Ireland, where the Company is incorporated, no personal liability attaches to the holders of the Ordinary Shares solely by reason of their being holders thereof.

4.	In rendering this opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement / prospectus that is a part of the Registration Statement.

This opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

Dillon Eustace